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EXHIBIT 11


                               HECHINGER COMPANY
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


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
FISCAL YEAR ENDED                               FEB. 1, 1997       FEB. 3, 1996     JAN. 28, 1995    JAN. 29, 1994    JAN. 30, 1993
                                               --------------     --------------    -------------    -------------    --------------
Net (loss) earnings                            $ (25,076,000)     $ (77,636,000)    $ (9,911,000)    $ 24,760,000     $ (26,272,000)

Interest on 5-1/2% convertible
debentures, net of tax benefit                             -                  -                -                -                 -
                                               --------------     --------------    -------------    -------------    --------------

Net (loss) earnings for primary and fully
diluted (loss) earnings per share              $ (25,076,000)     $ (77,636,000)    $ (9,911,000)    $ 24,760,000     $ (26,272,000)
                                               ==============     ==============    =============    =============    ==============



Weighted average shares outstanding               42,165,976         42,118,459       42,011,252       41,743,852        41,694,182


Dilutive effect of stock options,
restricted stock and performance
share awards after application
of the treasury stock method                               -                  -                -          198,075                 -


Additional shares issuable assuming full
conversion of the 5-1/2% debentures into
Class A common stock                                       -                  -                -                -                 -
                                               --------------     --------------    -------------    -------------    --------------


Common and common equivalent shares
outstanding for primary (loss) earnings per
share                                             42,165,976         42,118,459       42,011,252       41,941,927        41,694,182


Additional dilution from stock options,
restricted stock and performance share
awards after application of the
treasury stock method                                      -                  -                -           33,011                 -
                                               --------------     --------------    -------------    -------------    --------------


Common and common equivalent shares
outstanding for fully diluted (loss)
earnings per share                                42,165,976         42,118,459       42,011,252       41,974,938        41,694,182
                                               ==============     ==============    =============    =============    ==============



Primary (loss) earnings per common share       $       (0.59)     $       (1.84)    $      (0.24)    $       0.59     $       (0.63)
                                               ==============     ==============    =============    =============    ==============


Fully diluted (loss) earnings per common
share                                          $       (0.59)     $       (1.84)    $      (0.24)    $       0.59     $       (0.63)
                                               ==============     ==============    =============    =============    ==============
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